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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES
                                 OF TMNG, INC.


1. TMNG.com, Inc, incorporated in the U.S. under the laws of the state of Delaware.

2.  TMNG Canada, Ltd., incorporated in Canada

3.  TMNG Europe, Ltd., incorporated in England and Wales